Exhibit 5

Lansing	Farmington Hills	Grand Rapids
313 S. Washington Square	32300 Northwestern Highway - Suite 230	1700 E. Beltline NE - Suite 200
Lansing MI 48933	Farmington Hills MI 48334	Grand Rapids MI 49525

Marquette	Detroit	Holland
205 S. Front Street - Suite 2D	333 W. Fort Street - 11th Floor	151 Central Avenue - Suite 260
Marquette MI 49855	Detroit MI 48226	Holland MI 49423

Walter S. Foster 1878-1961	Sherry A. Stein Brent A. Titus	Lawrence Korolewicz James B. Doezema	Nicholas B. Missad Frank H. Reynolds	Mark J. Colon Peter R. Tolley	Janene McIntyre David R. Russell
Richard B. Foster 1908-1996	Robert E. McFarland Stephen J. Lowney	Anne M. Seurynck Richard L. Hillman	Pamela C. Dausman Andrew C. Vredenburg	Paul D. Yared Ryan E. Lamb	Mindi M. Johnson Lauren B. Dunn
Theodore W. Swift 1928-2000	Jean G. Schtokal Brian G. Goodenough	Steven L. Owen Jennifer Kildea Dewane	John M. Kamins Jack A. Siebers	John W. Inhulsen Zachary W. Behler	Lindsey E. Smith Alicia W. Birach
John L. Collins 1926-2001	Matt G. Hrebec Eric E. Doster	John P. Nicolucci Michael D. Homier	Julie I. Fershtman Todd W. Hoppe	Alexander A. Ayar Joshua K. Richardson	Archana R. Rajendra Ray H. Littleton, II
	Melissa J. Jackson	Keith A. Castora	Johanna M. Novak	Joel C. Farrar
Webb A. Smith	Nancy L. Kahn	Randall L. Harbour	Iris K. Linder	Andrew W. Erlewein	Of Counsel
Allan J. Claypool	Deanna Swisher	David M. Lick	Jennifer B. Van Regenmorter	Laura J. Garlinghouse	Lawrence B. Lindemer
Gary J. McRay	Thomas R. Meagher	Scott H. Hogan	Thomas R. TerMaat	Anna K. Gibson	David VanderHaagen
Stephen I. Jurmu	Douglas A. Mielock	Richard C. Kraus	Samuel J. Frederick	Liza C. Moore	Allan O. Maki
Scott A. Storey	Scott A. Chernich	Benjamin J. Price	Frederick D. Dilley	Nichole J. Derks	Dana M. Bennett
Charles A. Janssen	Paul J. Millenbach	Ronald D. Richards, Jr.	Glen A. Schmiege	Patricia J. Scott
Charles E. Barbieri	Dirk H. Beckwith	Frank T. Mamat	Michael G. Harrison	Lindsey E. Bosch
James B. Jensen, Jr.	Brian J. Renaud	Michael R. Blum	Frederick B. Bellamy	Nicholas M. Oertel
Scott L. Mandel	Bruce A. Vande Vusse	Norman E. Richards	Joseph E. Kozely	Erica E.L. Huddas
Michael D. Sanders	Lynwood P. VandenBosch	Jonathan J. David	Gilbert M. Frimet	Nicole E. Stratton

Phone: (517) 371-8100	Fax: (517) 371-8200	Reply To: Lansing

May 30, 2012

Isabella Bank Corporation

401 North Main Street

Mt. Pleasant, MI 48858

Ladies and Gentlemen:

RE:	Registration Statement on Form S-8

In connection with the proposed registration of 30,000 shares of common stock of Isabella Bank Corporation (the “Company”) covered by the above-captioned Registration Statement, we have examined the Company’s Articles of Incorporation, Bylaws, Corporate Minute Book and the Registration Statement to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.

Based upon such examination and upon examination of such other instruments and records as we deem necessary, we are of the opinion that:

1.	The Company has been duly incorporated under the laws of the state of Michigan, and is validly existing and in good standing under the laws of that state.

2.	The 30,000 shares of common stock covered by this Registration Statement have been legally authorized and when such shares have been duly delivered to employees against payment therefore as contemplated by the Isabella Bank Corporation Stockholder Dividend Reinvestment and Employee Stock Purchase Plan, such shares will be legally issued, fully paid and nonassessable.

This opinion is furnished for use as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit.

Very truly yours,

FOSTER SWIFT COLLINS & SMITH PC

/s/ Foster, Swift, Collins & Smith, P.C.